Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Pulmonx Corporation
Redwood City, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-249187 and 333-256140) of Pulmonx Corporation of our reports dated March 1, 2022, relating to the consolidated financial statements, and the effectiveness of Pulmonx Corporation’s internal controls over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021.

/s/ BDO USA, LLP

San Francisco, California

March 1, 2022